                                                                 Exhibit (17)(d)

Seligman
Growth Fund, Inc.
--------------------------------------------------------------------------------





Annual Report
December 31, 2002



Seeking Long-Term
Capital Appreciation







[LOGO]

--------------------------------------------------------------------------------

Seligman
139 Years of Investment Experience

J. & W. Seligman & Co. Incorporated is a firm with a long tradition of investment expertise, offering a broad array of investment choices to help today's investors seek their long-term financial goals.

Established in 1864, Seligman has a history of providing financial services marked not by fanfare, but rather by a quiet and firm adherence to financial prudence. While the world has changed dramatically in the 139 years since Seligman first opened its doors, the firm has continued to offer its clients high-quality investment solutions through changing times.

In the late 19th century, as the country grew, Seligman helped finance the westward expansion of the railroads, the construction of the Panama Canal, and the launching of urban transit systems. In the early 20th century, the firm helped fund the growing capital needs of new industries, including the nascent automobile and steel industries.

With the formation of Tri-Continental Corporation in 1929 -- today, the nation's largest diversified publicly-traded closed-end investment company -- Seligman began shifting its emphasis from investment banking to investment management. In 1930, Seligman established what would be the first in an impressive lineup of mutual funds.

Seligman is proud of its distinctive past and of the traditional values that continue to shape the firm's business decisions and investment judgment. While much has changed over the years, the firm's commitment to providing prudent investment management that seeks to build wealth for clients over time is an enduring value that will continue to guide Seligman.


Table of Contents


To the Shareholders .................................................     1

Interview With Your Portfolio Manager ...............................     2

Performance Overview ................................................     4

Portfolio Overview ..................................................     7

Portfolio of Investments ............................................     9

Statement of Assets and Liabilities .................................    12

Statement of Operations .............................................    13

Statements of Changes in Net Assets .................................    14

Notes to Financial Statements .......................................    15

Financial Highlights ................................................    20

Report of Independent Auditors ......................................    25

Shareholder Meeting .................................................    26

Directors and Officers ..............................................    28

Glossary of Financial Terms .........................................    32

To The Shareholders

During the year ended December 31, 2002, Seligman Growth Fund delivered a total return of -36.07% based on the net asset value of Class A shares. During the same time, the Lipper Large-Cap Growth Funds Average returned -28.55% and the Russell 1000 Growth Index returned -27.88%.

The past year was highly challenging for equity investors as the major stock indices recorded their third consecutive annual loss, something that has not happened in the post-World War II era. This negative investment environment was driven by geopolitical uncertainty, the lack of a strong economic recovery, weak corporate profits, and corporate governance and accounting scandals.

Within this difficult environment, Seligman Growth Fund posted disappointing results. The Fund had been positioned for an economic recovery led by industrials. In fact, corporate profits remained weak and the recovery failed to take hold with the strength we had expected.

Despite the difficulties of the last year, we believe the US economy is improving and should expand moderately in 2003. The economy has posted several straight quarters of GDP growth, consumer spending is stable, and inflation remains benign. There are also encouraging signs coming out of the corporate sector, which was the economy's weakest link in the recent downturn. Earnings are beginning to strengthen, companies have been paying off debt, and capital spending by businesses (excluding telecommunications and utilities) is beginning to trend upward. Seligman Growth Fund remains positioned for an industrial-led economic recovery, and we believe this positioning will benefit the Fund over the coming year.

In November 2002, the Fund's shareholders approved a change in the Fund's investment objective. The Fund has eliminated the goal of increasing future income from its stated objective, and will now invest exclusively for long-term capital appreciation. The Fund's Manager had recommended this change so that the Fund may be managed as a "pure" growth fund, investing only for a company's long-term growth prospects. For complete results of the vote, please see page 26 of this report.

We thank you for your continued support of Seligman Growth Fund. A discussion with your Portfolio Manager, as well as the Fund's investment results, portfolio of investments, and financial statements, follows this letter. We look forward to serving your investment needs for many years to come.



By Order of the Board of Directors,


/s/ William C. Morris
William C. Morris
Chairman


/s/ Brian T. Zino
Brian T. Zino
President


February 14, 2003

Interview With Your Portfolio Manager
Marion S. Schultheis


Q:   How did Seligman Growth Fund perform during the year ended December 31,
     2002?

A: During the year ended December 31, 2002, Seligman Growth Fund delivered a total return of -36.07% based on the net asset value of Class A shares. During the same time, the Lipper Large-Cap Growth Funds Average returned -28.55% and the Russell 1000 Growth Index returned -27.88%.

Q: What economic and market factors influenced the Fund's results during this time?

A: 2002 proved to be yet another dismal year for equity investors. While no area of the market was safe -- every sector delivered negative performance -- growth stocks fared even worse. Investors pursued what they perceived to be the very safest of investments, with US Treasury securities topping the list, and shunned stocks whose prices depend heavily upon investor optimism for the future, particularly growth stocks.

     As we headed into 2002, we believed the economy would stage a lasting recovery, and were thus hopeful for a bright near-term outlook for growth stocks, which typically do well in the early phases of recovery. We had expected corporations, whose spending had been sluggish, to lead the economy out of the recession with increased capital spending. We had expected consumer strength, which had remained robust throughout the economic downturn, to weaken. Instead, corporate spending did not increase, in spite of some improvements in corporate profits, and consumer spending surprised almost everyone with continued strength through the middle of 2002.

     In hindsight, we were early in our expectations for a recovery. Capital expenditures did not resume and, in the third quarter, as consumer spending slowed, fears grew that the economy was sliding back into recession.

Q:   What was your strategy in 2002?

A: We positioned the Fund for a cyclical rebound in the economy. We were overweighted in health care, technology, and industrials/ materials. We were underweighted in consumer cyclicals, energy, and financials, and neutral in consumer staples.

Q:   What sectors most affected the Fund's performance?

A: At year end, the Fund's largest sector weighting was health care, particularly pharmaceuticals and biotechnology. These stocks delivered generally poor performances in 2002, and our overweighting hurt the Fund's overall returns. Last year, pharmaceuticals and biotechnology suffered under a confluence of adverse events. The Federal Drug Administration (FDA) operated without a commissioner for most of the year, which held up FDA approvals for new drugs. There were manufacturing problems, and patents were expiring on older drugs.

     These industry-specific problems, in addition to the difficult environment for all stocks, pushed valuations in this industry to very low, and we believe attractive, levels. While we were disappointed with this group's performance in 2002, we have increased the Fund's exposure in this area. We expect an improvement in the regulatory and legislative environment for many pharmaceutical companies in 2003. Drug companies also have a full pipeline of new products, and biotechnology companies are making exciting new advances that we believe will improve the fundamentals of

Interview With Your Portfolio Manager
Marion S. Schultheis

     these companies and inspire investor enthusiasm for the stocks.

     The portfolio maintained a relatively heavy weighting in technology. This exposure hurt overall returns since technology was one of the worst-performing sectors of the market. Spending on equipment and software bottomed in the beginning of 2002, but has since been improving. Spending in this area is now growing at its fastest rate in three years; we believe this growth will continue throughout 2003. While technology companies and their stocks suffered to the greatest degree during the economic slowdown and market slide, we believe they are also particularly well positioned to benefit if the economy recovers as we expect. In this difficult environment, companies need productivity gains, and investment in technology has delivered those gains. Corporations have also held back on technology spending over the past few years. We believe it is only a matter of time before companies will have to update their equipment or risk being left behind. Finally, expectations for technology stocks have fallen to such low levels that any improvement in the earnings outlook for these companies should revive interest in those stocks.

     Industrial stocks, particularly chemical manufacturing companies, remained a significant part of the portfolio. While spending by airlines and energy companies declined in 2002, business investment improved and industrial stocks were among the chief beneficiaries of this increase. Companies maintained historically low inventories in 2002, which we believe bodes well for 2003. Any increase in demand should necessitate an increase in manufacturing. We believe this sector should do well if the economy recovers as we expect because of cost cutting and capacity reductions.

Q:   What is your outlook?

A: We continue to have confidence that an economic recovery is slowly taking place, and that industrial, rather than consumer, stocks will be the primary beneficiaries. Businesses have cut costs dramatically over the past few years. If demand resumes, as we believe it will, earnings should improve. We are focusing on those industries, such as technology and industrials, best positioned to take advantage of this type of recovery.

     Of course, risks remain, and we view the possibility of war in the Middle East as the primary obstacle to an economic and stock-market rebound. However, if the conflict with Iraq is resolved quickly, investors may see some improvement as early as the beginning of or the middle of 2003.

The views and opinions expressed are those of the Portfolio Manager(s), are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendation for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

A Team Approach

Seligman Growth Fund is managed by the Seligman Growth Team, headed by Marion S. Schultheis. Ms. Schultheis is assisted by Christopher Boova and David Levy (trader). The Team is responsible for identifying those companies in specific industries that offer the greatest potential for growth, consistent with the Fund's objective.

Performance Overview

This chart compares a $10,000 hypothetical investment in Seligman Growth Fund Class A, with and without the initial 4.75% maximum sales charge, to $10,000 hypothetical investments in the Lipper Large-Cap Growth Funds Average and the Russell 1000 Growth Index for the 10-year period ended December 31, 2002. Calculations assume reinvestment of distributions. The performances of Seligman Growth Fund Class B, Class C, Class D, and Class I, which commenced on later dates, are not shown in this chart but are included in the table on page 5. This chart does not reflect the deduction of taxes that an investor may pay on Fund distributions or the redemption of Fund shares. Past performance is not indicative of future investment results. It is important to keep in mind that the Lipper Large-Cap Growth Funds Average and the Russell 1000 Growth Index exclude the effect of taxes and sales charges, and the Russell 1000 Growth Index also excludes the effect of fees.

                              [GRAPH APPEARS HERE]


The performances of Class B, Class C, Class D, and Class I will differ from the performance shown for Class A, based on differences in sales charges and fees paid by shareholders.


Net Asset Value Per Share


                 12/31/02        6/30/02       12/31/01
                 --------        -------       --------

Class A          $   2.80       $   3.17       $   4.38

Class B              2.32           2.64           3.66

Class C              2.32           2.64           3.66

Class D              2.32           2.64           3.66

Class I              2.81           3.18           4.38




Capital Loss Information Per Share

For the Year Ended December 31, 2002


Realized         $ (1.252)

Unrealized         (0.498)#



# Represents the per share amount of net unrealized depreciation of portfolio securities as of December 31, 2002.

Performance Overview


Investment Results
Total Returns
For Periods Ended December 31, 2002
--------------------------------------------------------------------------------

                                                                  Average Annual
                                      ----------------------------------------------------------------------------
                                                                       Class B     Class C    Class D     Class I
                                                                        Since       Since      Since       Since
                              Six      One         Five       10      Inception   Inception  Inception   Inception
Class A**                    Months*   Year        Years     Years     4/22/96     5/27/99    5/3/93      11/30/01
                             -------   ----        -----     -----     -------     -------    ------      --------
With Sales Charge ........   (15.92)%  (39.13)%    (6.21)%     3.14%       n/a         n/a        n/a         n/a
Without Sales Charge .....   (11.67)   (36.07)     (5.30)      3.64        n/a         n/a        n/a         n/a

Class B**

With CDSC+ ...............   (16.52)   (39.78)     (6.23)       n/a        n/a         n/a        n/a         n/a
Without CDSC .............   (12.12)   (36.61)     (6.01)       n/a      (0.65)%       n/a        n/a         n/a

Class C**

With Sales Charge
and CDSC++ ...............   (13.98)   (37.92)       n/a        n/a        n/a      (15.78)%      n/a         n/a
Without Sales Charge
and CDSC .................   (12.12)   (36.61)       n/a        n/a        n/a      (15.54)       n/a         n/a

Class D**

With 1% CDSC .............   (13.00)   (37.25)       n/a        n/a        n/a         n/a        n/a         n/a
Without CDSC .............   (12.12)   (36.61)     (6.01)       n/a        n/a         n/a       3.36%        n/a
Class I** ................   (11.64)   (35.84)       n/a        n/a        n/a         n/a        n/a      (33.99)%
Lipper Large-Cap
Growth Funds
Average*** ...............   (11.68)   (28.55)     (3.05)      6.36       2.79+++   (12.41)      6.73/1/   (26.49)
Russell 1000 Growth
Index*** .................    (8.98)   (27.88)     (3.84)      6.71       3.21      (13.95)      7.35      (26.17)


The rates of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. Performance data quoted does not reflect the deduction of taxes that an investor may pay on Fund distributions or the redemption of Fund shares. Past performance is not indicative of future investment results. Due to market volatility, current performance may be higher or lower than the performance shown above. With respect to Class I shares, the Manager has voluntarily reimbursed certain expenses. Absent such reimbursment, returns would have been lower.

_________________
*    Returns for periods of less than one year are not annualized

** Return figures reflect any change in price per share and assume the reinvestment of all distributions. Returns for Class A shares are calculated with and without the effect of the initial 4.75% maximum sales charge. Returns for Class B shares are calculated with and without the effect of the maximum 5% contingent deferred sales charge ("CDSC"), charged on redemptions made within one year of the date of purchase, declining to 1% in the sixth year and 0% thereafter. Returns for Class C shares are calculated with and without the effect of the initial 1% maximum sales charge and the 1% CDSC that is charged on redemptions made within 18 months of the date of purchase. Returns for Class D shares are calculated with and without the effect of the 1% CDSC, charged on redemptions made within one year of the date of purchase. Class I shares do not have sales charges

(Continued on next page.)

Performance Overview

(Continued from page 5.)

*** The Lipper Large-Cap Growth Funds Average and the Russell 1000 Growth Index are unmanaged benchmarks that assume the reinvestment of distributions and exclude the effects of taxes and sales charges. The Russell 1000 Growth Index also excludes the effect of fees. The Lipper Large-Cap Growth Funds Average is an average of US mutual funds that invest primarily in large-cap growth stocks. The Russell 1000 Growth Index measures the performance of large-cap growth stocks. Investors cannot invest directly in an average or an index

+ The CDSC is 5% for periods of one year or less and 2% for the five-year period.

++   The CDSC is 1% for periods of 18 months or less

+++  From April 25, 1996

/1/  From May 6, 1993.

Portfolio Overview


Diversification of Net Assets
December 31, 2002

                                                                                                            Percent of Net
                                                                                                               Assets
                                                                                                             December 31,
                                                                                                           ----------------
                                                     Issues         Cost                Value              2002        2001
                                                     ------         ----                -----              ----        ----
Common Stocks:
Automobiles and Components ......................      1        $    973,945        $ 10,598,280            2.3          2.2
Biotechnology ...................................      4          43,297,973          36,440,553            7.9          5.7
Capital Goods ...................................      1          26,432,693          15,788,540            3.4          8.3
Chemicals .......................................      4          47,195,724          43,796,077            9.5          1.9
Commercial Services and Supplies ................      4          12,577,736          12,311,960            2.7           --
Communications Equipment ........................      3          49,732,571          23,271,877            5.1         10.7
Computers and Peripherals .......................      4          34,733,503          33,952,921            7.4          2.0
Consumer Durables and Apparel ...................     --                  --                  --             --          4.6
Consumer Staples ................................      4          23,515,275          21,849,767            4.8          3.9
Electronic Equipment and Instruments ............     --                  --                  --             --          2.5
Financials ......................................      4          22,234,317          19,520,572            4.3          2.3
Health Care Equipment and Services ..............      2          21,000,101          21,922,050            4.8          7.6
Hotels, Restaurants and Leisure .................      1           8,880,623          10,058,694            2.2          2.7
Media ...........................................      2          15,481,323          12,205,006            2.6          4.7
Paper and Forest Products .......................      1           7,771,388           7,598,024            1.7           --
Pharmaceuticals .................................      7          97,224,291          87,900,408           19.2         13.2
Retailing .......................................      5          21,517,917          21,509,637            4.7          4.4
Semiconductor Equipment and Products ............      5          51,984,621          30,242,243            6.6          7.0
Software and Services ...........................      3          41,446,336          33,528,760            7.3         11.9
Telecommunication Services ......................      1           3,415,426           2,816,525            0.6          1.3
Transportation ..................................      1           3,733,842           3,753,260            0.8          1.1
Utilities .......................................     --                  --                  --             --          1.6
                                                     ------------------------------------------------------------------------
                                                      57         533,149,605         449,065,154           97.9         99.6
                                                     ------------------------------------------------------------------------
Short-Term Holding and
Other Assets Less Liabilities ...................      1           9,589,491           9,589,491            2.1          0.4
                                                     ------------------------------------------------------------------------
Net Assets ......................................     58        $542,739,096        $458,654,645          100.0        100.0
                                                     ========================================================================


Largest Industries


December 31, 2002


                                   [BAR GRAPH]


              PHARMACEUTICALS                           $87,900,408

              CHEMICALS                                 $43,796,077

              BIOTECHNOLOGY                             $36,440,553

              COMPUTERS AND PERIPHERALS                 $33,952,921

              SOFTWARE AND SERVICES                     $33,528,760

Portfolio Overview

Largest Portfolio Changes


During Past Six Months

Largest Purchases                                   Largest Sales
-----------------                                   -------------
Johnson & Johnson ..............................    Hilton Hotels

General Electric ...............................    Lilly (Eli)

Applied Materials* .............................    Starwood Hotels & Resorts Worldwide**

Merck* .........................................    Honeywell International**

Weyerhaeuser* ..................................    AOL Time Warner**

International Business Machines ................    Mattel**

Air Products and Chemicals* ....................    Home Depot**

PepsiCo* .......................................    Medtronic

Hewlett-Packard* ...............................    Wyeth**

Altria Group* ..................................    Viacom (Class B)

Largest portfolio changes from the previous period to the current period are based on cost of purchases and proceeds from sales of securities, listed in descending order.

________________
*    Position added during the period

**   Position eliminated during the period.


Largest Portfolio Holdings

December 31, 2002

                                              Value       Percent of Net Assets
                                              -----       ---------------------
Security

Pfizer ................................     $23,578,641            5.1
Microsoft .............................      23,449,848            5.1
Johnson & Johnson .....................      22,418,554            4.9
Dow Chemical ..........................      18,529,830            4.0
International Business Machines .......      17,592,500            3.8
Amgen .................................      17,578,860            3.8
Medtronic .............................      17,296,080            3.8
General Electric ......................      15,788,540            3.4
Intel .................................      14,104,720            3.1
Praxair ...............................      13,986,117            3.0

Portfolio of Investments


December 31, 2002


                                                 Shares        Value
                                              -----------    -----------

Common Stocks 97.9%

Automobiles and Components 2.3%

Harley-Davidson ...........................       229,400    $10,598,280

Biotechnology 7.9%

Amgen* ....................................       363,500     17,578,860
Genentech* ................................       237,800      7,885,448
IDEC Pharmaceuticals* .....................        69,300      2,295,909
MedImmune* ................................       319,600      8,680,336
                                                             -----------
                                                              36,440,553
                                                             -----------

Capital Goods 3.4%

General Electric ..........................       648,400     15,788,540

Chemicals 9.5%

Air Products and Chemicals ................       119,100      5,091,525
Dow Chemical ..............................       623,900     18,529,830
Monsanto ..................................       321,486      6,188,605
Praxair ...................................       242,100     13,986,117
                                                             -----------
                                                              43,796,077
                                                             -----------


Commercial Services and Supplies 2.7%

Avery Dennison ............................        54,200      3,310,536
First Data ................................       103,700      3,672,017
Pitney Bowes ..............................       114,000      3,723,240
Robert Half International* ................        99,700      1,606,167
                                                             -----------
                                                              12,311,960
                                                             -----------

Communications Equipment 5.1%

Cisco Systems* ............................     1,067,500     13,978,913
Nokia (ADRs) (Finland) ....................       183,400      2,842,700
QUALCOMM* .................................       177,400      6,450,264
                                                             -----------
                                                              23,271,877
                                                             -----------

Computers and Peripherals 7.4%

Dell Computer* ............................       341,500      9,143,663

EMC* ......................................       378,900      2,326,446

Hewlett-Packard ...........................       281,700      4,890,312

International Business Machines ...........       227,000     17,592,500
                                                             -----------
                                                              33,952,921
                                                             -----------

Consumer Staples 4.8%

Altria Group ..............................       111,900      4,535,307
Coca-Cola .................................       200,400      8,781,528
PepsiCo ...................................       115,800      4,889,076
Procter & Gamble ..........................        42,400      3,643,856
                                                             -----------
                                                              21,849,767
                                                             -----------


_____________

See footnotes on page 11.

Portfolio of Investments

December 31, 2002

                                                  Shares              Value
                                                ----------         -----------
Financials 4.3%

AFLAC ...................................         252,800          $ 7,614,336
American International Group ............         114,400            6,618,040
Citigroup ...............................          85,200            2,998,188
MBNA ....................................         120,400            2,290,008
                                                                   -----------
                                                                    19,520,572
                                                                   -----------

Health Care Equipment and Services 4.8%

Medtronic ...............................         379,300           17,296,080
Quest Diagnostics* ......................          81,300            4,625,970
                                                                   -----------
                                                                    21,922,050
                                                                   -----------
Hotels, Restaurants and Leisure 2.2%

Hilton Hotels ...........................         791,400           10,058,694

Media 2.6%

Clear Channel Communications* ...........         174,600            6,510,834
Viacom (Class B) ........................         139,700            5,694,172
                                                                   -----------
                                                                    12,205,006
                                                                   -----------
Paper and Forest Products 1.7%

Weyerhaeuser ............................         154,400            7,598,024

Pharmaceuticals 19.2%

Abbott Laboratories .....................         151,200            6,048,000
Allergan ................................          81,200            4,678,744
Johnson & Johnson .......................         417,400           22,418,554
Lilly (Eli) .............................         160,900           10,217,150
Merck ...................................         151,900            8,599,059
Pfizer ..................................         771,300           23,578,641
Pharmacia ...............................         295,700           12,360,260
                                                                   -----------
                                                                    87,900,408
                                                                   -----------
Retailing 4.7%

Bed Bath & Beyond* ......................          66,200            2,290,189
The Gap .................................         126,700            1,966,384
Kohl's* .................................          33,200            1,857,540
Wal-Mart Stores .........................         214,900           10,854,599
Williams-Sonoma* ........................         167,500            4,540,925
                                                                   -----------
                                                                    21,509,637
                                                                   -----------
Semiconductor Equipment and Products 6.6%

Analog Devices* .........................         103,700            2,475,319
Applied Materials* ......................         516,200            6,728,667
Intel ...................................         905,600           14,104,720
Marvell Technology Group* ...............          87,200            1,648,516
Texas Instruments .......................         352,100            5,285,021
                                                                   -----------
                                                                    30,242,243
                                                                   -----------


______________

See footnotes on page 11.

Portfolio of Investments

December 31, 2002

                                                        Shares or
                                                    Principal Amount          Value
                                                    ----------------      ------------
Software and Services 7.3%

Microsoft* ........................................   453,400 shs.        $ 23,449,848
Oracle* ...........................................        575,200           6,217,912
SAP (ADRs) (Germany) ..............................        198,000           3,861,000
                                                                          ------------
                                                                            33,528,760
                                                                          ------------
Telecommunication Services 0.6%

AT&T Wireless Services* ...........................        498,500           2,816,525

Transportation 0.8%

United Parcel Service (Class B) ...................         59,500           3,753,260
                                                                          ------------
Total Common Stocks (Cost $533,149,605) ...........                        449,065,154
                                                                          ------------

Repurchase Agreement (Cost $13,800,000) 3.0% ......   $ 13,800,000          13,800,000
                                                                          ------------
Total Investments (Cost $546,949,605) 100.9% ......                        462,865,154
                                                                          ------------

Other Assets Less Liabilities (0.9)% ..............                         (4,210,509)
                                                                          ------------
Net Assets 100.0% .................................                       $458,654,645
                                                                          ------------


______________
* Non-income producing security.


See Notes to Financial Statements.

Statement of Assets and Liabilities

December 31, 2002

Assets:

Investments, at value:
  Common stocks (cost $533,149,605) ..........................   $449,065,154
  Repurchase agreement (cost $13,800,000) ....................     13,800,000   $  462,865,154
Cash .........................................................                         125,841
Receivable for dividends and interest ........................                         532,420
Investment in, and expenses prepaid to, shareholder
  service agent ..............................................                         321,004
Receivable for Capital Stock sold ............................                         244,406
Other ........................................................                          19,166
                                                                                --------------
Total Assets: ................................................                     464,107,991
                                                                                --------------

Liabilities:

Payable for securities purchased .............................                       3,433,753
Payable for Capital Stock repurchased ........................                       1,229,401
Management fee payable .......................................                         283,427
Accrued expenses and other ...................................                         506,765
                                                                                --------------
Total Liabilities ............................................                       5,453,346
                                                                                --------------
Net Assets ...................................................                  $  458,654,645
                                                                                --------------

Composition of Net Assets:

Capital Stock, at par ($1 par value; 500,000,000 authorized;
168,981,449 shares outstanding):

  Class A ....................................................                  $  135,931,756
  Class B ....................................................                      13,196,959
  Class C ....................................................                      10,844,116
  Class D ....................................................                       7,592,712
  Class I ....................................................                       1,415,906
Additional paid-in capital ...................................                     860,439,154
Accumulated net investment loss ..............................                         (71,794)
Accumulated net realized loss ................................                    (486,609,713)
Net unrealized depreciation of investments ...................                     (84,084,451)
                                                                                --------------
Net Assets ...................................................                  $  458,654,645
                                                                                --------------

Net Asset Value Per Share:

Class A ($381,195,285 / 135,931,756) .........................                  $         2.80
Class B ($30,642,401 / 13,196,959) ...........................                  $         2.32
Class C ($25,183,978 / 10,844,116) ...........................                  $         2.32
Class D ($17,647,300 / 7,592,712) ............................                  $         2.32
Class I ($3,985,681 / 1,415,906) .............................                  $         2.81

See Notes to Financial Statements

Statement of Operations

For the Year Ended December 31, 2002

Investment Income:

Dividends (net of foreign taxes withheld of $5,482) ........................................         $4,651,194
Interest ...................................................................................            262,391
                                                                                                ----------------
Total Investment Income ....................................................................          4,913,585
                                                                                                ----------------

Expenses:

Management fees ............................................................................          4,197,793
Distribution and service fees ..............................................................          2,245,818
Shareholder account services ...............................................................          2,127,232
Custody and related services ...............................................................            167,556
Shareholder reports and communications .....................................................            163,193
Shareholders' meeting ......................................................................            134,562
Registration ...............................................................................            107,632
Auditing and legal fees ....................................................................             61,976
Directors' fees and expenses, net ..........................................................              4,833
Miscellaneous ..............................................................................             31,902
                                                                                                ----------------
Total Expenses Before Reimbursement ........................................................          9,242,497
                                                                                                ----------------
Reimbursement of expenses ..................................................................             (1,071)
                                                                                                ----------------
Total Expenses After Reimbursement .........................................................          9,241,426
                                                                                                ----------------
Net Investment Loss ........................................................................         (4,327,841)
                                                                                                ----------------

Net Realized and Unrealized Loss on Investments:

Net realized loss on investments ...........................................................       (211,629,862)
Net change in unrealized depreciation of investments .......................................        (71,425,807)
                                                                                                ----------------
Net Loss on Investments ....................................................................       (283,055,669)
                                                                                                ----------------
Decrease in Net Assets from Operations .....................................................      $(287,383,510)
                                                                                                ----------------

See Notes to Financial Statements

Statements of Changes in Net Assets

                                                                              Year Ended December 31,
                                                                 ------------------------------------------------
                                                                       2002                           2001
                                                                 ------------------            ------------------
Operations:

Net investment loss .........................................      $    (4,327,841)              $    (5,476,513)
Net realized loss on investments ............................         (211,629,862)                 (269,417,351)
Net change in unrealized depreciation of investments ........          (71,425,807)                   53,962,566
                                                                 ------------------            ------------------
Decrease in Net Assets from Operations ......................         (287,383,510)                 (220,931,298)
                                                                 ------------------            ------------------

Distributions to Shareholders:

Net realized long-term gain on investments:

  Class A ...................................................                   --                   (30,778,603)
  Class B ...................................................                   --                    (3,372,097)
  Class C ...................................................                   --                    (2,919,703)
  Class D ...................................................                   --                    (1,909,621)
                                                                 ------------------            ------------------
Decrease in Net Assets from Distributions ...................                   --                   (38,980,024)
                                                                 ------------------            ------------------

Capital Share Transactions:

Net proceeds from sales of shares ...........................           30,167,250                    75,470,630
Exchanged from associated funds .............................           20,364,014                    74,336,614
Value of shares issued in payment of gain distributions .....                   --                    32,504,427
Total .......................................................           50,531,264                   182,311,671
Cost of shares repurchased ..................................          (94,637,212)                 (125,755,700)
Exchanged into associated funds .............................          (36,709,166)                  (96,508,746)
                                                                 ------------------            ------------------
Total .......................................................         (131,346,378)                 (222,264,446)
                                                                 ------------------            ------------------
Decrease in Net Assets from Capital Share Transactions ......          (80,815,114)                  (39,952,775)
                                                                 ------------------            ------------------
Decrease in Net Assets ......................................         (368,198,624)                 (299,864,097)
                                                                 ------------------            ------------------

Net Assets:

Beginning of year ...........................................          826,853,269                 1,126,717,366
                                                                 ------------------            ------------------
End of Year (net of accumulated net investment loss
of $71,794 and $136,478, respectively) ......................     $    458,654,645              $    826,853,269
                                                                 ------------------            ------------------

See Notes to Financial Statements.

Notes to Financial Statements

1. Multiple Classes of Shares -- Seligman Growth Fund, Inc. (the "Fund") offers five classes of shares. Class A shares are sold with an initial sales charge of up to 4.75% and a continuing service fee of up to 0.25% on an annual basis. Class A shares purchased in an amount of $1,000,000 or more are sold without an initial sales charge but are subject to a contingent deferred sales charge ("CDSC") of 1% on redemptions within 18 months of purchase. Class B shares are sold without an initial sales charge but are subject to a distribution fee of 0.75% and a service fee of up to 0.25% on an annual basis, and a CDSC, if applicable, of 5% on redemptions in the first year of purchase, declining to 1% in the sixth year and 0% thereafter. Class B shares will automatically convert to Class A shares on the last day of the month that precedes the eighth anniversary of their date of purchase. Class C shares are sold with an initial sales charge of up to 1% and are subject to a distribution fee of up to 0.75% and a service fee of up to 0.25% on an annual basis, and a CDSC, if applicable, of 1% imposed on redemptions made within 18 months of purchase. Class D shares are sold without an initial sales charge but are subject to a distribution fee of up to 0.75% and a service fee of up to 0.25% on an annual basis, and a CDSC, if applicable, of 1% imposed on redemptions made within one year of purchase. Class I shares became effective on November 30, 2001, and are offered to certain institutional clients. Class I shares are sold without any sales charges and are not subject to distribution and service fees. The five classes of shares represent interests in the same portfolio of investments, have the same rights and are generally identical in all respects except that each class bears its own class-specific expenses, and has exclusive voting rights with respect to any matter on which a separate vote of any class is required.

2. Significant Accounting Policies -- The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions at the date of the financial statements. The following summarizes the significant accounting policies of the Fund:

     a. Security Valuation -- Investments in common stocks are valued at current market values or, in their absence, at fair values determined in accordance with procedures approved by the Board of Directors. Securities traded on an exchange are valued at last sales prices or, in their absence and in the case of over-the-counter securities, at the mean of bid and asked prices. Short-term holdings maturing in 60 days or less are valued at amortized cost.

     b. Federal Taxes -- There is no provision for federal income tax. The Fund has elected to be taxed as a regulated investment company and intends to distribute substantially all taxable net income and net gain realized.

     c. Security Transactions and Related Investment Income -- Investment transactions are recorded on trade dates. Identified cost of investments sold is used for both financial reporting and federal income tax purposes. Dividends receivable and payable are recorded on ex-dividend dates, except that certain dividends from foreign securities where the ex-dividend dates may have passed are recorded as soon as the Fund is informed of the dividend. Interest income is recorded on an accrual basis.

     d. Repurchase Agreements -- The Fund may enter into repurchase agreements with commercial banks and with broker/dealers deemed to be creditworthy by J. & W. Seligman & Co. Incorporated (the "Manager"). Securities received as collateral subject to repurchase agreements are deposited with the Fund's custodian and, pursuant to the terms of the repurchase agreement, must have an aggregate market value greater than or equal to the repurchase price plus accrued interest at all times. Procedures have been established to monitor, on a daily basis, the market value of repurchase agreements' underlying securities to ensure the existence of the proper level of collateral. The repurchase agreement held as of December 31, 2002, matured pursuant to its terms.

     e. Multiple Class Allocations -- All income, expenses (other than class-specific expenses), and realized and unrealized gains or losses are allocated daily to each class of shares based upon the relative value of shares of each class. Class-specific expenses, which include distribution and service fees and

Notes to Financial Statements


          any other items that are specifically attributable to a particular class, are charged directly to such class. For the year ended December 31, 2002, distribution and service fees, shareholder account services and registration expenses were class-specific expenses.

     f. Distributions to Shareholders -- The treatment for financial reporting purposes of distributions made to shareholders during the year from net investment income or net realized gains may differ from their ultimate treatment for federal income tax purposes. These differences are caused primarily by differences in the timing of the recognition of certain components of income, expense, or realized capital gain for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of net assets based on their ultimate characterization for federal income tax purposes. Any such reclassification will have no effect on net assets, results of operations, or net asset values per share of the Fund.

3. Purchases and Sales of Securities -- Purchases and sales of portfolio securities, excluding US Government obligations and short-term investments, for the year ended December 31, 2002, amounted to $484,389,253 and $575,513,981, respectively.

At December 31, 2002, the cost of investments for federal income tax purposes was $553,845,784. The tax basis cost was greater than the cost for financial reporting purposes, primarily due to the tax deferral of losses on wash sales in the amount of $6,896,179. The tax basis gross unrealized appreciation and depreciation of portfolio securities were $22,808,877 and $113,789,507, respectively.

4. Management Fee, Distribution Services, and Other Transactions -- The Manager manages the affairs of the Fund and provides for the necessary personnel and facilities. Compensation of all officers of the Fund, all directors of the Fund who are employees of the Manager, and all personnel of the Fund and the Manager is paid by the Manager. The Manager receives a fee, calculated daily and payable monthly, equal to 0.70% per annum of the first $1 billion of the Fund's average daily net assets, 0.65% per annum of the next $1 billion of the Fund's average daily net assets and 0.60% per annum of the Fund's average daily net assets in excess of $2 billion. The management fee reflected in the Statement of Operations represents 0.70% per annum of the Fund's average daily net assets.

Seligman Advisors, Inc. (the "Distributor"), agent for the distribution of the Fund's shares and an affiliate of the Manager, received concessions of $11,967 from sales of Class A shares. Commissions of $90,431 and $36,119 were paid to dealers from the sales of Class A and Class C shares, respectively.

The Fund has an Administration, Shareholder Services and Distribution Plan (the "Plan") with respect to distribution of its shares. Under the Plan, with respect to Class A shares, service organizations can enter into agreements with the Distributor and receive a continuing fee of up to 0.25% on an annual basis, payable quarterly, of the average daily net assets of the Class A shares attributable to the particular service organizations for providing personal services and/or the maintenance of shareholder accounts. The Distributor charges such fees to the Fund pursuant to the Plan. For the year ended December 31, 2002, fees incurred under the Plan aggregated $1,202,889 or 0.24% per annum of the average daily net assets of Class A shares.

Under the Plan, with respect to Class B shares, Class C shares, and Class D shares, service organizations can enter into agreements with the Distributor and receive a continuing fee for providing personal services and/or the maintenance of shareholder accounts of up to 0.25% on an annual basis of the average daily net assets of the Class B, Class C, and Class D shares for which the organizations are responsible; and, for Class C and Class D shares, fees for providing other distribution assistance of up to 0.75% on an annual basis of such average daily net assets. Such fees are paid monthly by the Fund to the Distributor pursuant to the Plan.

Notes to Financial Statements

With respect to Class B shares, a distribution fee of 0.75% on an annual basis of average daily net assets is payable monthly by the Fund to the Distributor; however, the Distributor has sold its rights to this fee with respect to a substantial portion of Class B shares to third parties (the "Purchasers"), which provide funding to the Distributor to enable it to pay commissions to dealers at the time of the sale of the related Class B shares.

For the year ended December 31, 2002, fees incurred under the Plan, equivalent to 1% per annum of the average daily net assets of Class B, Class C, and Class D shares, amounted to $426,192, $375,130, and $241,607, respectively.

The Distributor is entitled to retain any CDSC imposed on certain redemptions of Class A and Class C shares occurring within 18 months of purchase and on redemptions of Class D shares occurring within one year of purchase. For the year ended December 31, 2002, such charges amounted to $35,948.

The Distributor has sold its rights to collect any CDSC imposed on redemptions of Class B shares to the Purchasers. In connection with the sale of its rights to collect any CDSC and the distribution fees with respect to Class B shares described above, the Distributor receives payments from the Purchasers based on the value of Class B shares sold. The aggregate of such payments and distribution fees retained by the Distributor, for the year ended December 31, 2002, amounted to $15,934.

Seligman Services, Inc., an affiliate of the Manager, is eligible to receive commissions from certain sales of shares of the Fund, as well as distribution and service fees pursuant to the Plan. For the year ended December 31, 2002, Seligman Services, Inc. received commissions of $14,055 from the sales of shares of the Fund. Seligman Services, Inc. also received distribution and service fees of $361,343, pursuant to the Plan.

Seligman Data Corp., which is owned by the Fund and certain associated investment companies, charged the Fund at cost $2,101,368 for shareholder account services in accordance with a methodology approved by the Fund's directors. Class I shares receive more limited shareholder services than the Fund's other classes of shares (the "Retail Classes"). Seligman Data Corp. does not allocate to Class I the costs of any of its departments that do not provide services to the Class I shareholders.

Costs of Seligman Data Corp. directly attributable to the Retail Classes of the Fund were charged to those classes in proportion to their respective net asset values. Costs directly attributable to Class I shares were charged to Class I. The remaining charges were allocated to the Retail Classes and Class I by Seligman Data Corp. pursuant to a formula based on their net assets, shareholder transaction volumes and number of shareholder accounts.

The Fund's investment in Seligman Data Corp. is recorded at a cost of $43,170.

Certain officers and directors of the Fund are officers or directors of the Manager, the Distributor, Seligman Services, Inc., and/or Seligman Data Corp.

The Fund has a compensation arrangement under which directors who receive fees may elect to defer receiving such fees. Directors may elect to have their deferred fees accrue interest or earn a return based on the performance of the Fund or other funds in the Seligman Group of Investment Companies. The cost of such fees and earnings/loss accrued thereon is included in directors' fees and expenses. For the year ended December 31, 2002, the loss from the return on deferred fees was $18,861, reducing directors' fees and expenses. The accumulated balance thereof at December 31, 2002, of $71,794 is included in other liabilities. Deferred fees and related accrued earnings are not deductible by the Fund for federal income tax purposes until such amounts are paid.

Notes to Financial Statements

5. Committed Line of Credit -- The Fund is a participant in a joint $650 million committed line of credit that is shared by substantially all open-end funds in the Seligman Group of Investment Companies. The directors have currently limited the Fund's borrowings to 10% of its net assets. Borrowings pursuant to the credit facility are subject to interest at a rate equal to the overnight federal funds rate plus 0.50%. The Fund incurs a commitment fee of 0.10% per annum on its share of the unused portion of the credit facility. The credit facility may be drawn upon only for temporary purposes and is subject to certain other customary restrictions. The credit facility commitment expires in June 2003, but is renewable annually with the consent of the participating banks. For the year ended December 31, 2002, the Fund did not borrow from the credit facility.

6. Capital Loss Carryforward and Other Tax Adjustments -- At December 31, 2002, the Fund had a net capital loss carryforward for federal income tax purposes of $469,985,327, which is available for offset against future taxable net capital gains, expiring in varying amounts through 2010. The amount was determined after adjustments for certain differences between financial reporting and tax purposes, such as wash sale losses. Accordingly, no capital gain distributions are expected to be paid to shareholders until net capital gains have been realized in excess of the available capital loss carryforward.

     In addition, the Fund elected to defer to January 1, 2003, the recognition for tax purposes of net losses of $9,728,207 realized on sales of investments after October 31, 2002. These losses will be available to offset future taxable net gains.

7. Capital Share Transactions -- The Fund has authorized 500,000,000 shares of $1 par value Capital Stock. Transactions in shares of Capital Stock were as follows:



                                                                                    Year Ended December 31,
                                                       -----------------------------------------------------------------------------
                                                                        2002                                      2002
                                                       -------------------------------------       ---------------------------------

Class A                                                     Shares               Amount               Shares              Amount
                                                       ---------------      ----------------       ------------       --------------
Net proceeds from sales
  of shares ....................................           4,744,671        $  16,803,167            8,378,165        $  40,776,125
Exchanged from associated
  funds ........................................           3,989,111           14,630,072           11,750,249           63,475,957
Shares issued in payment
  of gain distributions ........................                  --                   --            6,102,715           24,898,948
                                                       -----------------------------------------------------------------------------
Total ..........................................           8,733,782           31,433,239           26,231,129          129,151,030
                                                       -----------------------------------------------------------------------------

Cost of shares repurchased .....................         (19,186,812)         (63,500,355)         (19,360,729)         (92,283,806)
Exchanged into associated
  funds ........................................          (6,652,727)         (23,372,421)         (14,040,467)         (72,675,136)
Transferred to Class I .........................            (723,402)          (2,727,226)                  --                   --
                                                       -----------------------------------------------------------------------------
Total ..........................................         (26,562,941)         (89,600,002)         (33,401,196)        (164,958,942)
                                                       -----------------------------------------------------------------------------
Decrease .......................................         (17,829,159)       $ (58,166,763)          (7,170,067)       $ (35,807,912)

Class B                                                     Shares               Amount               Shares               Amount
                                                       ---------------      ----------------       ------------       --------------
Net proceeds from sales of shares ..............           1,099,022        $   3,173,405            1,957,423        $   8,264,178
Exchanged from associated funds ................           1,086,356            2,911,783            1,330,130            5,385,363
Shares issued in payment
  of gain distributions ........................                  --                   --              877,215            2,994,651
                                                       -----------------------------------------------------------------------------
Total ..........................................           2,185,378            6,085,188            4,164,768           16,644,192
                                                       -----------------------------------------------------------------------------

Cost of shares repurchased .....................          (3,815,080)         (10,674,155)          (3,223,283)         (13,072,761)
Exchanged into associated funds ................          (2,188,572)          (5,976,695)          (2,708,570)         (10,759,952)
                                                       -----------------------------------------------------------------------------
Total ..........................................          (6,003,652)         (16,650,850)          (5,931,853)         (23,832,713)
                                                       -----------------------------------------------------------------------------
Decrease .......................................          (3,818,274)       $ (10,565,662)          (1,767,085)       $  (7,188,521)
                                                       -----------------------------------------------------------------------------

Notes to Financial Statements

                                                                                    Year Ended December 31,
                                                       -----------------------------------------------------------------------------

                                                                        2002                                      2002
                                                       ------------------------------------         --------------------------------

Class C                                                    Shares               Amount                Shares               Amount
                                                       --------------      ----------------         -----------        -------------
Net proceeds from sales
  of shares ................................            1,231,303          $  3,782,636             4,874,803          $ 21,027,783
Exchanged from
  associated funds .........................              397,303             1,092,970               545,086             2,180,182
Shares issued in payment
  of gain distributions ....................                   --                    --               819,070             2,795,001
                                                       -----------------------------------------------------------------------------
Total ......................................            1,628,606             4,875,606             6,238,959            26,002,966
                                                       -----------------------------------------------------------------------------
Cost of shares
  repurchased ..............................           (4,435,847)          (12,127,767)           (2,668,915)          (10,402,086)
Exchanged into
  associated funds .........................           (1,365,884)           (3,767,791)           (1,859,882)           (7,213,767)
                                                       -----------------------------------------------------------------------------
Total ......................................           (5,801,731)          (15,895,558)           (4,528,797)          (17,615,853)
                                                       -----------------------------------------------------------------------------

Increase (decrease) ........................           (4,173,125)         $(11,019,952)            1,710,162          $  8,387,113

Class D                                                    Shares              Amount                 Shares               Amount
                                                       --------------      ----------------         -----------        -------------
Net proceeds from sales of
  shares ...................................            1,272,937          $  3,578,595             1,273,821          $  5,286,818
Exchanged from associated
  funds ....................................              612,030             1,729,189               803,354             3,295,112
Shares issued in payment
  of gain distributions ....................                   --                    --               532,411             1,815,827
                                                       -----------------------------------------------------------------------------
Total ......................................            1,884,967             5,307,784             2,609,586            10,397,757
                                                       -----------------------------------------------------------------------------

Cost of shares repurchased .................           (2,752,978)           (7,849,572)           (2,477,220)           (9,997,047)
Exchanged into associated
  funds ....................................           (1,263,441)           (3,592,259)           (1,489,679)           (5,859,891)
                                                       -----------------------------------------------------------------------------
Total ......................................           (4,016,419)          (11,441,831)           (3,966,899)          (15,856,938)
                                                       -----------------------------------------------------------------------------
Decrease ...................................           (2,131,452)         $ (6,134,047)           (1,357,313)         $ (5,459,181)
                                                       -----------------------------------------------------------------------------

                                                                   Year Ended                              November 30, 2001* to
                                                                December 31, 2002                            December 31, 2001
                                                         ----------------------------------         --------------------------------

Class I                                                       Shares              Amount              Shares                Amount
                                                            ----------         ------------         ----------           -----------
Net proceeds from sales of shares ................             827,096          $ 2,829,447               26,324         $   115,726
Transferred from Class A .........................             723,402            2,727,226                   --                  --
                                                       -----------------------------------------------------------------------------
Total ............................................           1,550,498            5,556,673               26,324             115,726
                                                       -----------------------------------------------------------------------------
Cost of shares repurchased .......................            (160,916)            (485,363)                  --                  --
                                                       -----------------------------------------------------------------------------
Increase .........................................           1,389,582          $ 5,071,310               26,324         $   115,726
                                                       -----------------------------------------------------------------------------

* Commencement of offering of shares.

Financial Highlights

The tables below are intended to help you understand each Class's financial performance for the past five years or from its inception if less than five years. Certain information reflects financial results for a single share of a Class that was held throughout the periods shown. Per share amounts are calculated using average shares outstanding. "Total return" shows the rate that you would have earned (or lost) on an investment in each Class, assuming you reinvested all your dividends and capital gain distributions. Total returns do not reflect any sales charges or taxes and are not annualized for periods of less than one year.

CLASS A

                                                                            Year Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                               2002               2001              2000               1999                1998
                                          -------------      -------------      -------------      -------------      -------------
Per Share Data:

Net Asset Value, Beginning of Year ....   $        4.38      $        5.70      $        8.62      $        7.42      $        6.08

Income from Investment Operations:

Net investment income (loss) ..........           (0.02)             (0.02)             (0.05)             (0.02)              0.01
Net realized and unrealized gain (loss)
  on investments ......................           (1.56)             (1.10)             (1.12)              2.18               2.07
                                          -----------------------------------------------------------------------------------------
Total from Investment Operations ......           (1.58)             (1.12)             (1.17)              2.16               2.08
                                          -----------------------------------------------------------------------------------------

Less Distributions:

Dividends from net investment income ..              --                 --                 --                 --              (0.01)
Distributions from net realized
  capital gain ........................              --              (0.20)             (1.75)             (0.96)             (0.73)
                                          -----------------------------------------------------------------------------------------
Total Distributions ...................              --              (0.20)             (1.75)             (0.96)             (0.74)
                                          -----------------------------------------------------------------------------------------
Net Asset Value, End of Year ..........   $        2.80      $        4.38      $        5.70      $        8.62      $        7.42
                                          -----------------------------------------------------------------------------------------
Total Return: .........................          (36.07)%           (19.33)%           (16.18)%            30.27%             35.24%
                                          -----------------------------------------------------------------------------------------

Ratios/Supplemental Data:

Net assets, end of year (000s omitted)    $     381,195      $     673,975      $     917,728      $   1,169,098      $     934,654
Ratio of expenses to average net assets            1.41%              1.24%              1.14%              1.16%              1.14%
Ratio of net investment income (loss)
  to average net assets ...............           (0.59)%            (0.44)%            (0.52)%            (0.19)%             0.11%
Portfolio turnover rate ...............           82.34%            148.57%            158.94%             92.24%             77.85%



See footnotes on page 24.

Financial Highlights

CLASS B


                                                                            Year Ended December 31,
                                               ----------------------------------------------------------------------------------
                                                  2002              2001              2000              1999              1998
                                               ----------        ----------        ----------        ----------        ----------
Per Share Data:

Net Asset Value, Beginning of Year .........   $     3.66        $     4.84        $     7.65        $     6.72        $     5.50

Income from Investment Operations:

Net investment loss ........................        (0.04)            (0.05)            (0.09)            (0.07)            (0.04)
Net realized and unrealized gain (loss)
  on investments ...........................        (1.30)            (0.93)            (0.97)             1.96              1.89

                                               ----------------------------------------------------------------------------------
Total from Investment Operations ...........        (1.34)            (0.98)            (1.06)             1.89              1.85
                                               ----------------------------------------------------------------------------------

Less Distributions:

Distributions from net realized
  capital gain .............................           --             (0.20)            (1.75)            (0.96)            (0.73)
                                               ----------------------------------------------------------------------------------
Total Distributions ........................           --             (0.20)            (1.75)            (0.96)            (0.73)
                                               ----------------------------------------------------------------------------------
Net Asset Value, End of Year ...............   $     2.32        $     3.66        $     4.84        $     7.65        $     6.72
                                               ----------------------------------------------------------------------------------
Total Return: ..............................       (36.61)%          (19.88)%          (16.80)%           29.41%            34.13%
                                               ----------------------------------------------------------------------------------

Ratios/Supplemental Data:

Net assets, end of year (000s omitted) .....   $   30,642        $   62,233        $   90,896        $   86,228        $   26,791
Ratio of expenses to average net assets ....         2.17%             2.00%             1.90%             1.92%             1.90%
Ratio of net investment loss
  to average net assets ....................        (1.35)%           (1.20)%           (1.28)%           (0.95)%           (0.65)%
Portfolio turnover rate ....................        82.34%           148.57%           158.94%            92.24%            77.85%


See footnotes on page 24.

Financial Highlights

CLASS C


                                                                  Year Ended December 31,
                                                       -----------------------------------------      5/27/99* to
                                                            2002           2001          2000          12/31/99
                                                       -----------      ----------    ----------      -----------
Per Share Data:

Net Asset Value, Beginning of Period ..............    $      3.66    $      4.84   $      7.64   $      6.75

Income from Investment Operations:

Net investment loss ...............................          (0.04)         (0.05)        (0.09)        (0.03)
Net realized and unrealized gain (loss)
  on investments ..................................          (1.30)         (0.93)        (0.96)         1.88
                                                       ----------------------------------------------------------
Total from Investment Operations ..................          (1.34)         (0.98)        (1.05)         1.85
                                                       ----------------------------------------------------------

Less Distributions:

Distributions from net realized capital gain ......             --          (0.20)        (1.75)        (0.96)

Total Distributions ...............................             --          (0.20)        (1.75)        (0.96)
                                                       ----------------------------------------------------------
Net Asset Value, End of Period ....................    $      2.32    $      3.66   $      4.84   $      7.64
                                                       ----------------------------------------------------------
Total Return:                                               (36.61)%       (19.88)%      (16.70)%       28.66%
                                                       ----------------------------------------------------------

Ratios/Supplemental Data:

Net assets, end of period (000s omitted) ......        $    25,184    $    54,935   $    64,428   $    13,272
Ratio of expenses to average net assets .......               2.17%          2.00%         1.90%         1.80%+
Ratio of net investment loss to average
  net assets ..................................              (1.35)%        (1.20)%       (1.28)%       (1.02)%+
Portfolio turnover rate .......................              82.34%        148.57%       158.94%        92.24%++


See footnotes on page 24.

Financial Highlights

CLASS D


                                                                     Year Ended December 31,
                                               -----------------------------------------------------------------------
                                                  2002           2001           2000           1999            1998
                                               ------------   -----------    -----------    -----------     ----------
Per Share Data:

Net Asset Value, Beginning of Year .........   $     3.66     $     4.84     $     7.65     $     6.73     $     5.60

Income from Investment Operations:

Net investment loss ........................        (0.04)         (0.05)         (0.09)         (0.07)         (0.04)
Net realized and unrealized gain (loss)
  on investments ...........................        (1.30)         (0.93)         (0.97)          1.95           1.90
                                               -----------------------------------------------------------------------
Total from Investment Operations ...........        (1.34)         (0.98)         (1.06)          1.88           1.86
                                               -----------------------------------------------------------------------

Less Distributions:

Distributions from net realized capital gain           --          (0.20)         (1.75)         (0.96)         (0.73)

                                               -----------------------------------------------------------------------
Total Distributions ........................           --          (0.20)         (1.75)         (0.96)         (0.73)
                                               -----------------------------------------------------------------------
Net Asset Value, End of Year ...............   $     2.32     $     3.66     $     4.84     $     7.65     $     6.73
                                               -----------------------------------------------------------------------
Total Return: ..............................       (36.61)%       (19.88)%       (16.80)%        29.22%         34.33%
                                               -----------------------------------------------------------------------

Ratios/Supplemental Data:

Net assets, end of year (000s omitted) .....   $   17,647     $   35,595     $   53,665     $   65,085     $   36,391
Ratio of expenses to average net assets ....         2.17%          2.00%          1.90%          1.92%          1.90%
Ratio of net investment loss
  to average net assets ....................        (1.35)%        (1.20)%        (1.28)%        (0.95)%        (0.65)%
Portfolio turnover rate ....................        82.34%        148.57%        158.94%         92.24%         77.85%


See footnotes on page 24.

Financial Highlights

CLASS I

                                                                      Year Ended   11/30/01* to
Per Share Data                                                         12/31/02      12/31/01
                                                                      ----------   ------------

Net Asset Value, Beginning of Period ..............................   $    4.38     $    4.41

Income from Investment Operations:

Net investment income (loss) ......................................          --**          --**
Net realized and unrealized loss on investments ...................       (1.57)        (0.03)

Total from Investment Operations ..................................       (1.57)        (0.03)
                                                                      -------------------------
Net Asset Value, End of Period ....................................   $    2.81     $    4.38
                                                                      -------------------------
Total Return: .....................................................      (35.84)%       (0.68)%
                                                                      -------------------------

Ratios/Supplemental Data:

Net assets, end of period (000s omitted) ..........................   $   3,986     $     115
Ratio of expenses to average net assets ...........................        0.98%         0.64%+
Ratio of net investment income (loss) to average net assets .......       (0.16)%        0.49%+
Portfolio turnover rate ...........................................       82.34%       148.57%+++

Without expense reimbursement:#

Ratio of expenses to average net assets ...........................        1.02%         1.37%+
Ratio of net investment loss to average net assets ................       (0.20)%       (0.24)%+

*    Commencement of offering of shares
**   Less than + or - $0.01.
+    Annualized.
++   For the year ended December 31, 1999. For the year ended December 31, 2001.
# The Manager, at its discretion, reimbursed certain expenses of Class I shares.



See Notes to Financial Statements.

Report of Independent Auditors

The Board of Directors and Shareholders, Seligman Growth Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Seligman Growth Fund, Inc., including the portfolio of investments, as of December 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2002, by correspondence with the Fund's custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Seligman Growth Fund, Inc. as of December 31, 2002, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
New York, New York
February 14, 2003

Shareholder Meeting

Shareholders of the Fund considered and approved the following proposals at a special meeting of shareholders held on November 1, 2002 at the offices of the Fund. Tabulations of the votes received on each of the proposals appear below.


Proposal 1
To elect a Board of Directors.

                                                    Withhold
                                 In Favor          Authority
                                of Election         to Vote
                                --------------     ---------
John R. Galvin .........          90,124           4,253,593
Paul C. Guidone ........          90,315           4,063,078
Alice S. llchman .......          90,296           4,081,977
Frank A. McPherson .....          90,315           4,062,424
John E. Merow ..........          90,079           4,298,971
Betsy S. Michel ........          90,272           4,105,295
William C. Morris ......          90,352           4,026,001
Leroy C. Richie ........          90,283           4,094,886
James Q. Riordan .......          90,172           4,205,574
Robert L. Shafer .......          90,279           4,098,621
James N. Whitson .......          90,351           4,026,637
Brian T. Zino ..........          90,389           3,988,906


Proposal 2
To ratify the selection of Deloitte & Touche LLP as auditors of the Fund for 2002.


     For
 Ratification                 Against Ratification                     Abstain
--------------                ---------------------                   ---------
  90,213,439                       1,686,278                          2,478,409


Proposal 3
To approve amendments to the Fund's investment objectives.


   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
69,743,429             5,422,438            3,323,403           15,888,856


Proposal 4(a)
To amend the Fund's fundamental restriction regarding investments in commodities.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
67,276,107            7,798,719              3,414,444         15,888,856


Proposal 4(b)
To amend the Fund's fundamental restriction regarding the purchase of securities on margin.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
66,072,159            8,982,484              3,434,627         15,888,856


Proposal 4(c)

To amend the Fund's fundamental restriction regarding borrowing.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
 66,347,998           8,714,647              3,426,625         15,888,856


Proposal 4(d)

To amend the Fund's fundamental restriction regarding lending.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
 66,798,196           8,140,429              3,550,645         15,888,856

Shareholder Meeting


Proposal 4(e)
To amend the Fund's fundamental restriction regarding underwriting.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
67,749,177            6,799,801              3,940,292         15,888,856


Proposal 4(f)
To amend the Fund's fundamental restriction regarding purchases or sales of real estate.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
68,681,130            6,315,226              3,492,914         15,888,856


Proposal 4(g)
To amend the Fund's fundamental restriction regarding diversification.


   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
68,204,203            6,547,367              3,737,700         15,888,856


Proposal 4(h)
To amend the Fund's fundamental restriction regarding industry concentration.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
68,440,143            6,489,471              3,559,656         15,888,856


Proposal 4(i)
To eliminate the Fund's fundamental restriction regarding short sales.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
66,733,875            8,125,397              3,629,998         15,888,856



Proposal 4(j)
To eliminate the Fund's fundamental restriction regarding control or management of any company.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
67,469,509            7,254,358              3,765,403         15,888,856


Proposal 4(k)
To eliminate the Fund's fundamental restriction regarding transactions in options.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
66,940,806            7,906,573              3,641,891         15,888,856


Proposal 4(l)
To eliminate the Fund's fundamental restriction regarding investment in other investment companies.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
68,246,516            6,667,749              3,575,005         15,888,856


Proposal 4(m)
To eliminate the Fund's fundamental restriction regarding unseasoned companies.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
66,425,865            8,352,442              3,710,963         15,888,856


Proposal 4(n)
To eliminate the Fund's fundamental restriction regarding mortgages and pledges.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
66,411,844            8,335,922              3,741,504         15,888,856


Proposal 4(o)
To eliminate the Fund's fundamental restriction permitting purchases of securities only for investment purposes.

   For
 Approval          Against Approval          Abstain         Broker Non-Votes
----------         ----------------        -----------       ----------------
67,872,889            7,124,982              3,491,399         15,888,856

Directors and Officers

Information pertaining to the Directors and Officers of Seligman Growth Fund is set forth below.

Independent Directors

Name, (Age), Position(s)     Principal Occupation(s) During Past Five Years, Directorships
held with Fund#              and Other Information
--------------------------------------------------------------------------------------------------------
John R. Galvin (73)/2,4/     Dean Emeritus, Fletcher School of Law and Diplomacy at Tufts
.. Director: 1995 to Date     University; Director or Trustee of each of the investment companies of
.. Oversees 61 Portfolios     the Seligman Group of Funds+; and Chairman Emeritus, American
  in Fund Complex            Council on Germany. Formerly, Governor of the Center for Creative
                             Leadership; Director, Raytheon Co. (defense and commercial electronics)
                             and a Trustee of the Institute for Defense Analysis. From June 1987 to
                             June 1992, Mr. Galvin was the Supreme Allied Commander, Europe and
                             the Commander-in-Chief, United States European Command.

--------------------------------------------------------------------------------------------------------

Alice S. Ilchman (67)/3,4/   President Emeritus, Sarah Lawrence College; Director or Trustee of each
.. Director: 1991 to Date     of the investment companies of the Seligman Group of Funds+; Director,
.. Oversees 61 Portfolios     Jeannette K. Watson Summer Fellowships (summer internships for col-
  in Fund Complex            lege students); Trustee, Save the Children (non-profit child-assistance organization) and the Committee for Economic Development; a
                             Governor of the Court of Governors, London School of Economics; and
                             Director, Public Broadcasting Service (PBS). Formerly, Chairman, The
                             Rockefeller Foundation (charitable foundation) and Director, New York
                             Telephone Company.

--------------------------------------------------------------------------------------------------------

Frank A. McPherson (69)/3,4/ Retired Chairman of the Board and Chief Executive Officer of Kerr-McGee
.. Director: 1995 to Date     Corporation (diversified energy company); Director or Trustee of each of the
.. Oversees 61 Portfolios     investment companies of the Seligman Group of Funds+; Director,
  in Fund Complex            ConocoPhillips (oil and gas exploration and production); Integris Health
                             (owner of various hospitals); BOK Financial (bank holding company);
                             Oklahoma Chapter of the Nature Conservancy; Oklahoma Medical Research
                             Foundation; Boys and Girls Clubs of Oklahoma; Oklahoma City Public
                             Schools Foundation and Oklahoma Foundation for Excellence in Education.
                             Formerly, Director, Kimberly-Clark Corporation (consumer products).

--------------------------------------------------------------------------------------------------------

John E. Merow (73)/2,4/      Retired Chairman and Senior Partner, Sullivan & Cromwell (law firm);
.. Director: 1970 to Date     Director or Trustee of each of the investment companies of the Seligman
.. Oversees 61 Portfolios     Group of Funds+; Director, Commonwealth Industries, Inc. (manufactur-
  in Fund Complex            ers of aluminum sheet products); Director and Treasurer, the Foreign
                             Policy Association; Director Emeritus, Municipal Art Society of New York;
                             Trustee and Secretary, the U.S. Council for International Business; Trustee
                             and Vice Chairman, New York-Presbyterian Healthcare System, Inc.;
                             Trustee, New York-Presbyterian Hospital; and Member of the American
                             Law Institute and Council on Foreign Relations.


_____________
See footnotes on page 31.

Directors and Officers

Information pertaining to the Directors and Officers of Seligman Growth Fund is set forth below. Independent Directors


Name, (Age), Position(s)   Principal Occupation(s) During Past Five Years, Directorships
held with Fund#            and Other Information
--------------------------------------------------------------------------------------------------------
Betsy S. Michel (60)/2,4/  Attorney; Director or Trustee of each of the investment companies of the
.. Director: 1984 to Date   Seligman Group of Funds+; Trustee, The Geraldine R. Dodge Foundation
.. Oversees 61 Portfolios   (charitable foundation) and World Learning, Inc. (charitable foundation).
  in Fund Complex          Formerly, Chairman of the Board of Trustees of St. George's School
                           (Newport, RI).

--------------------------------------------------------------------------------------------------------

Leroy C. Richie (61)/2,4/  Chairman and Chief Executive Officer, Q Standards Worldwide, Inc. (library
.. Director: 2000 to Date   of technical standards); Director or Trustee of each of the investment com-
.. Oversees 60 Portfolios   panies of the Seligman Group of Funds (except Seligman Cash
  in Fund Complex          Management Fund, Inc.)+; Director, Kerr-McGee Corporation (diversified energy company) and Infinity, Inc. (oil and gas services and exploration);
                           Director and Chairman, Highland Park Michigan Economic Development
                           Corp. Formerly, Trustee, New York University Law Center Foundation; Vice
                           Chairman, Detroit Medical Center and the Detroit Economic Growth Corp.;
                           and Chairman and Chief Executive Officer, Capital Coating Technologies,
                           Inc. (applied coating technologies); and Vice President and General
                           Counsel, Automotive Legal Affairs, of Chrysler Corporation.

--------------------------------------------------------------------------------------------------------

James Q. Riordan (75)/3,4/ Director or Trustee of each of the investment companies of the Seligman
.. Director: 1991 to Date   Group of Funds+; Director or Trustee, The Houston Exploration Company
.. Oversees 61 Portfolios   (oil exploration) and the Committee for Economic Development. Formerly,
  in Fund Complex          Vice Chairman of Mobil Corporation (petroleum and petrochemicals com-
                           pany); Director and President, Bekaert Corporation (high-grade steel cord, wire and fencing products company); Co-Chairman of the Policy Council of the Tax Foundation; Director or Trustee, Brooklyn Museum, KeySpan
                           Corporation (diversified energy and electric company); Tesoro Petroleum
                           Companies, Inc., Dow Jones & Company, Inc. (business and financial news company); and Public Broadcasting Service (PBS).

--------------------------------------------------------------------------------------------------------

Robert L. Shafer (70)/3,4/ Retired Vice President, Pfizer Inc. (pharmaceuticals); Director or Trustee
.. Director: 1980 to Date   of each of the investment companies of the Seligman Group of Funds+.
.. Oversees 61 Portfolios   Formerly, Director, USLIFE Corporation (life insurance).
  in Fund Complex

--------------------------------------------------------------------------------------------------------

James N. Whitson (67)/2,4/ Retired Executive Vice President and Chief Operating Officer, Sammons
.. Director: 1993 to Date   Enterprises, Inc. (a diversified holding company); Director or Trustee of each
.. Oversees 61 Portfolios   of the investment companies of the Seligman Group of Funds+; Director
  in Fund Complex          and Consultant, Sammons Enterprises, Inc.; Director, C-SPAN (cable televi-
                           sion network) and CommScope, Inc. (manufacturer of coaxial cable).


_____________
See footnotes on page 31.

Directors and Officers

Information pertaining to the Directors and Officers of Seligman Growth Fund is set forth below. Interested Directors and Principal Officers


Name, (Age),
Position(s)                   Principal Occupation(s) During Past Five Years, Directorships
held with Fund#               and Other Information
-------------------------------------------------------------------------------------------------------
William C. Morris (64)*/1/    Chairman, J. & W. Seligman & Co. Incorporated, Chairman of the Board
.. Director and                and Director or Trustee of each of the investment companies of the
  Chairman                    Seligman Group of Funds+; Chairman, Seligman Advisors, Inc., Seligman
  of the Board:               Services, Inc., and Carbo Ceramics Inc. (ceramic proppants for oil and
  1988 to Date                gas industry); and Director, Seligman Data Corp. and Kerr-McGee
.. Oversees 61                 Corporation (diversified energy company). Formerly, Chief Executive
  Portfolios                  Officer of each of the investment companies of the Seligman Group
  in Fund Complex             of Funds.

-------------------------------------------------------------------------------------------------------

Brian T. Zino (50)*/1/        Director and President, J. & W. Seligman & Co. Incorporated; Chief
.. Director:                   Executive Officer, President and Director or Trustee of each of the invest-
  1993 to Date:               ment companies of the Seligman Group of Funds+; Director, Seligman
  President: 1995             Advisors, Inc. and Seligman Services, Inc.; Chairman, Seligman Data
  to Date                     Corp.; Member of the Board of Governors of the Investment Company
.. Chief                       Institute; and Vice Chairman, ICI Mutual Insurance Company.
  Executive
  Officer:
  Nov. 2002 to
  Date
.. Oversees 61
  Portfolios
  in Fund Complex

-------------------------------------------------------------------------------------------------------

Paul C. Guidone (45)*/1/      Managing Director and Chief Investment Officer, J. & W. Seligman & Co.
.. Director:                   Incorporated; Director or Trustee of each of the investment companies of
  May 2002 to Date            the Seligman Group of Funds (except Seligman Cash Management Fund,
.. Oversees 60                 Inc.)+; Member of the Association of Investment Management and in Fund Complex
  Portfolios                  Research, the New York Society of Security Analysts and the London Society
                              of Investment Professionals. Formerly, Deputy Chairman and Group Chief
                              Executive Officer, HSBC Asset Management; and Managing Director and
                              Chief Investment Officer, Prudential Diversified Investments.

-----------------------------------------------------------------------------------------------------------

Marion Schultheis (56)        Managing Director, J. & W. Seligman & Co. Incorporated. Vice President
.. Vice President              and Portfolio Manager of Seligman Capital Fund, Inc.; Vice President
  and Portfolio               of Seligman Global Fund Series, Inc. and Co-Portfolio Manager of its Global
  Manager:                    Growth Fund; Vice President of Seligman Portfolios, Inc., and Portfolio
  1999 to Date                Manager of its Capital Portfolio and Large-Cap Growth Portfolio, and
                              Co-Portfolio Manager of its Global Growth Portfolio. Formerly, Managing.
                              Director of Chancellor LGT from October 1997 until May 1998; and
                              Senior Portfolio Manager at IDS Advisory Group Inc. from August 1987 until October 1997.

-----------------------------------------------------------------------------------------------------------

Thomas G. Rose (45)           Senior Vice President, Finance, J. & W. Seligman & Co. Incorporated,
.. Vice President:             Seligman Advisors, Inc., and Seligman Data Corp.; Vice President of each
  2000 to Date                of the investment companies of the Seligman Group of Funds+,
                              Seligman Services, Inc. and Seligman International, Inc. Formerly,
                              Treasurer of each of the investment companies of the Seligman Group of
                              Funds and Seligman Data Corp.


_____________
See footnotes on page 31.

Directors and Officers

Information pertaining to the Directors and Officers of Seligman Growth Fund is set forth below. Interested Directors and Principal Officers


Name, (Age), Position(s)    Principal Occupation(s) During Past Five Years, Directorships
held with Fund#             and Other Information
------------------------------------------------------------------------------------------------------
Lawrence P. Vogel (46)      Senior Vice President and Treasurer, Investment Companies, J. & W.
.. Vice President:           Seligman & Co. Incorporated; Vice President and Treasurer of each of the
  1992 to Date              investment companies of the Seligman Group of Funds+; Treasurer,
.. Treasurer:                Seligman Data Corp. Formerly, Senior Vice President, Finance,
  2000 to Date              J. & W. Seligman & Co. Incorporated, Seligman Advisors, Inc. and
                            Seligman Data Corp.; Vice President, Seligman Services, Inc. and Vice
                            President and Treasurer, Seligman International, Inc. and Treasurer,
                            Seligman Henderson Co.

------------------------------------------------------------------------------------------------------

Frank J. Nasta (38)         Managing Director, General Counsel, and Corporate Secretary, J. & W.
.. Secretary:                Seligman & Co. Incorporated; Secretary of each of the investment
  1994 to Date              companies of the Seligman Group of Funds+, Seligman Advisors, Inc.,
                            Seligman Services, Inc., Seligman International, Inc. and Seligman Data
                            Corp. Formerly, Senior Vice President, Law and Regulation, J. & W.
                            Seligman & Co. Incorporated, and Corporate Secretary, Seligman
                            Henderson Co.


The Fund's Statement of Additional Information (SAI) includes additional information about Fund directors and is available, without charge, upon request. You may call toll-free (800) 221-2450 in the US or collect (212) 682-7600 outside the US to request a copy of the SAI, to request other information about the Fund, or to make shareholder inquiries.


_____________
# The address for each of the directors and officers is 100 Park Avenue, 8th floor, New York, NY 10017. Each + Director serves for an indefinite term, until the election and qualification of a successor or until his or her earlier death, resignation or removal. Each officer is elected annually by the Board of Directors.
+ The Seligman Group of Funds consists of 23 registered investment companies. Mr. Morris, Mr. Zino, and Mr. Guidone are considered "interested persons" of the Fund, as defined in the
* Investment Company Act of 1940, as amended, by virtue of their positions with J. & W. Seligman & Co. Incorporated and its affiliates.


Member: 1 Executive Committee
        2 Audit Committee
        3 Director Nominating Committee
        4 Board Operations Committee

Glossary of Financial Terms

Capital Gain Distribution -- A payment to mutual fund shareholders of profits realized on the sale of securities in a fund's portfolio.

Capital Appreciation/Depreciation -- An increase or decrease in the market value of a mutual fund's portfolio securities, which is reflected in the net asset value of the fund's shares. Capital appreciation/depreciation of an individual security is in relation to the original purchase price.

Compounding -- The change in the value of an investment as shareholders receive earnings on their investment's earnings. For example, if $1,000 is invested at a fixed rate of 7% a year, the initial investment is worth $1,070 after one year. If the return is compounded, second year earnings will not be based on the original $1,000, but on the $1,070, which includes the first year's earnings.

Contingent Deferred Sales Charge (CDSC) -- Depending on the class of shares owned, a fee charged by a mutual fund when shares are sold back to the fund. The CDSC expires after a fixed time period.

Dividend -- A payment by a mutual fund, usually derived from the fund's net investment income (dividends and interest less expenses).

Dividend Yield -- A measurement of a fund's dividend as a percentage of the maximum offering price or net asset value.

Expense Ratio -- The cost of doing business for a mutual fund, expressed as a percent of the fund's net assets.

Investment Objective -- The shared investment goal of a fund and its shareholders.

Management Fee -- The amount paid by a mutual fund to its investment advisor(s).

Multiple Classes of Shares -- Although an individual mutual fund invests in only one portfolio of securities, it may offer investors several purchase options which are "classes" of shares. Multiple classes permit shareholders to choose the fee structure that best meets their needs and goals. Generally, each class will differ in terms of how and when sales charges and certain fees are assessed.

National Association of Securities Dealers, Inc. (NASD) -- A self-regulatory body with authority over firms that distribute mutual funds.

Net Asset Value (NAV) Per Share -- The market worth of one fund share, obtained by adding a mutual fund's total assets (securities, cash, and any accrued earnings), subtracting liabilities, and dividing the resulting net assets by the number of shares outstanding.

Offering Price -- The price at which a mutual fund's share can be purchased. The offering price per share is the current net asset value plus any sales charge.

Glossary of Financial Terms

Portfolio Turnover -- A measure of the trading activity in a mutual fund's investment portfolio that reflects how often securities are bought and sold.

Prospectus -- The legal document describing a mutual fund to all prospective shareholders. It contains information required by the Securities and Exchange Commission (SEC), such as a fund's investment objective and policies, services, investment restrictions, how shares are bought and sold, fund fees and other charges, and the fund's financial highlights.

SEC Yield -- SEC Yield refers to the net income earned by a fund during a recent 30-day period. This income is annualized and then divided by the maximum offering price per share on the last day of the 30-day period. The SEC Yield formula reflects semiannual compounding.

Securities and Exchange Commission -- The primary US federal agency that regulates the registration and distribution of mutual fund shares.

Statement of Additional Information -- A document that contains more detailed information about an investment company and that supplements the prospectus. It is available at no charge upon request.

Total Return -- A measure of a fund's performance encompassing all elements of return. Reflects the change in share price over a given period and assumes all distributions are taken in additional fund shares. The Average Annual Total Return represents the average annual compounded rate of return for the periods presented.

Wash Sale -- A sale of securities in which a taxpayer has acquired substantially identical securities within a period beginning thirty days before and ending thirty days after the date of the sale (a sixty-one day period). A loss resulting from such a sale is not currently deductible for federal income tax purposes, but a gain is taxable.

Yield on Securities -- For bonds, the current yield is the coupon rate of interest, divided by the purchase price. For stocks, the yield is measured by dividing dividends paid by the market price of the stock.



________________
Adapted from the Investment Company Institute's 2002 Mutual Fund Fact Book and the AICPA Audit and Accounting Guide: Audits of Investment Companies dated
May 1, 2001.

For More Information

Manager
J. & W. Seligman & Co. Incorporated
100 Park Avenue o New York, NY 10017
www.seligman.com

General Counsel
Sullivan & Cromwell LLP

Independent Auditors
Deloitte & Touche LLP

General Distributor
Seligman Advisors, Inc.
100 Park Avenue o New York, NY 10017

Shareholder Service Agent
Seligman Data Corp.
100 Park Avenue o New York, NY 10017
www.seligman.com
(on-line account information available)


Important Telephone Numbers

(800) 221-2450            Shareholder Services

(800) 445-1777            Retirement Plan Services

(212) 682-7600            Outside the United States

(800) 622-4597            24-Hour Automated Telephone Access Service


This report is intended only for the information of shareholders or those who have received the offering prospectus covering shares of Capital Stock of Seligman Growth Fund, Inc., which contains information about the sales charges, management fee, and other costs. Please read the prospectus carefully before investing or sending money.


Seligman Growth Fund